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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statements No. 33-56866, 333-90063, 333-90057 and 333-97567 of Atlantic American Corporation on
Form S-8 of our report dated March 30, 2005 relating to the consolidated financial statements and financial statement schedules of Atlantic American Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142) appearing in this Annual Report on Form 10-K of Atlantic American Corporation for the year ended December 31, 2004.


Deloitte & Touche LLP
Atlanta, Georgia
March 30, 2005